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                                                                      Exhibit 99


NEWS RELEASE

                      [Tenneco Energy Logo Appears Here]


Media contact:    Christine LeLaurin
                  (7l3) 757-3325

            TENNECO ENERGY TO SELL IROQUOIS PIPELINE INTEREST TO ANR

          HOUSTON, June 6, 1996 -- Tenneco Energy announced today it has agreed to sell its 13.2 percent interest in the Iroquois Gas Transmission System to a subsidiary of ANR Pipeline Company for approximately $30 million. The transaction is subject to certain governmental approvals and other conditions which are expected to be met within the next 30 days.

          The Iroquois Gas Transmission System is a partnership of ten U. S. and Canadian energy companies. ANR currently holds a 9.4 percent interest in the 375-mile pipeline that brings natural gas from Canada to the northeastern United States.

          "Tenneco Energy remains committed to its strong market presence in the northeastern United States," said Stephen D. Chesebro', chairman and chief executive officer of Tenneco Energy. "The sale of our interest in Iroquois will allow us to focus our efforts on activities that offer us greater project control and strengthen our market presence."

          ANR is a subsidiary of Coastal Corporation (NYSE:CGP), a Houston-based energy holding company. Coastal has consolidated assets of more than $10 billion and subsidiary operations in natural gas marketing, transmission and storage, petroleum refining and marketing, oil and gas exploration and production, chemicals, independent power production, and coal.

          Tenneco Energy, headquartered in Houston, is one of the nation's largest natural gas pipeline companies. It transports or markets more than 3.2 trillion cubic feet of gas annually, approximately 15 percent of total U. S. consumption, through its 18,300-mile domestic pipeline system.


                                     -more-
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NEWS RELEASE


TENNECO ENERGY TO SELL IROQUOIS PIPELINE INTEREST TO ANR
PAGE TWO


          Tenneco Energy's natural gas transmission operations are complemented by related businesses in natural gas storage, marketing, trading, gathering and processing. The company is also rapidly expanding into electricity marketing and trading, power generation, and oil and gas exploration, production and financing. Internationally, Tenneco Energy is active in energy infrastructure projects in Australia, Latin America, Central Europe and East Asia.

          Tenneco Energy is an operating division of Tenneco (NYSE:TEN), a major diversified industrial corporation headquartered in Greenwich, Conn. With 1995 sales of $8.9 billion, the company's other major business interests include packaging (Tenneco Packaging), automotive parts (Tenneco Automotive), and ship design, construction and repair (Newport News Shipbuilding).

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